Exhibit 99.1

Leap Therapeutics Presents Final Data from DeFianCe Study at ESMO 2025

Sirexatamab demonstrated statistically significant improvement in PFS and OS in DKK1-high population

Increasing DKK1 levels further improved PFS, OS, and ORR advantage for the Sirexatamab Arm

Leap to continue supporting development of sirexatamab in DKK1-high CRC patients

Cambridge, MA – October 20, 2025 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced final results from Part B of the DeFianCe study (NCT05480306), a Phase 2 study of sirexatamab (DKN-01), an anti-DKK1 monoclonal antibody, in combination with bevacizumab and chemotherapy (Sirexatamab Arm) compared to bevacizumab and chemotherapy (Control Arm) in patients with microsatellite stable (MSS) colorectal cancer (CRC) who have received one prior systemic therapy for advanced disease. The final clinical results were presented on behalf of the DeFianCe study investigators by Zev Wainberg, MD, Professor of Medicine and Co-Director of the GI Oncology Program at UCLA in a Mini Oral session at the European Society for Medical Oncology (ESMO) Congress 2025 in Berlin, Germany.

“Circulating DKK1 is a negative prognostic factor and elevated in patients with advanced, metastatic CRC. The data presented at ESMO demonstrate that sirexatamab, which binds to and removes free DKK1, has significant potential to provide a survival benefit for CRC patients who have high DKK1 levels and who are likely to have poor outcomes receiving the current standard of care alone,” said Dr. Wainberg. “Sirexatamab has the potential to be a valuable addition to the CRC treatment paradigm as a targeted therapeutic for patients with high DKK1 and should move forward to be evaluated in a biomarker-focused registrational trial.”

The DeFianCe study was a two part, open-label, multi-country study. Part A of the DeFianCe study enrolled 33 patients, including a significant number of patients who had early progression on first-line therapy, previous exposure to bevacizumab, tumors with RAS mutations, or liver and lung metastases. The study expanded into a 188 patient Part B randomized controlled trial. The primary objective of the study was progression-free survival PFS. Secondary objectives included objective response rate (ORR), duration of response, and overall survival (OS). A key pre-defined exploratory population was those patients who had high levels of circulating DKK1, as measured by a biomarker assay.

Key Part B DeFianCe Study Findings:

•	Across the DKK1-high (upper median) patients (n=88):
o	ORR was 38.0% in the Sirexatamab Arm compared to 23.7% ORR in the Control Arm.
o	mPFS was 9.03 months in the Sirexatamab Arm compared to 7.06 months in the Control Arm, Hazard Ratio (HR) 0.61, p-value = 0.0255.
o	mOS was not reached in the Sirexatamab Arm compared to 14.39 months in the Control Arm, HR 0.42, p-value = 0.0118.

•	Across the DKK1-high (upper quartile) patients (n=44):
o	ORR was 44.0% in the Sirexatamab Arm compared to 15.8% ORR in the Control Arm.
o	mPFS was 9.36 months in the Sirexatamab Arm compared to 5.88 months in the Control Arm, HR 0.46, p-value = 0.0168.
o	mOS was not reached in the Sirexatamab Arm compared to 9.66 months in the Control Arm, HR 0.17, p-value < 0.001.

•	In the full intent-to-treat population (n=188):
o	ORR was 35.1% in the Sirexatamab Arm compared to 26.6% ORR in the Control Arm.
o	mPFS was 9.2 months in the Sirexatamab Arm compared to 8.3 months in the Control Arm, HR 0.84, p-value = 0.1712.
o	Event-free rate favors Sirexatamab Arm beginning at month 9 (53 vs 47%) with further separation at month 12 (34 vs 23%).

•	Sirexatamab, in combination with chemotherapy and bevacizumab, was safe and well tolerated
o	Overall treatment-emergent adverse effects (TEAE) profile was similar between the Sirextamab and Control Arms, suggesting sirexatamab did not impact the safety profile when combined with the standard of care.

“The DeFianCe study results demonstrate the significant potential of sirexatamab in patients with advanced CRC. Patients with this aggressive cancer, particularly those with high DKK1 levels, have poor overall survival outcomes and few promising second-line or later options,” said Douglas E. Onsi, President and Chief Executive Officer of Leap. “Sirexatamab has repeatedly demonstrated its potential as a novel, first-in-class antibody targeting DKK1 that provides deep and durable benefit for patients in desperate need of new therapies. With support from a recently completed financing, Leap plans to engage with regulatory authorities over the registrational path for sirexatamab in CRC and to optimize the DKK1 biomarker diagnostic test that could be used to identify these CRC patients with poor prognosis.”

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's pipeline includes sirexatamab (DKN-01), a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, and FL-501, a humanized monoclonal antibody targeting the growth and differentiation factor 15 (GDF-15) protein. Leap initiated a digital asset treasury strategy following a $58.88 million private placement led by Winklevoss Capital, aiming to build long-term shareholder value and continue the development of sirexatamab and FL-501. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

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CONTACT:

Douglas E. Onsi
President & Chief Executive Officer
Leap Therapeutics, Inc.
617-714-0360
donsi@leaptx.com

Matthew DeYoung
Investor Relations
Argot Partners
212-600-1902
leap@argotpartners.com